Exhibit 10.10

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is effective as of dated as of September 1, 2024, by and between GDI Manufacturing LLC DBA Goodall Distributors located at 11221 Gemini Lane Dallas, TX 75229 and all subsidiaries, affiliates, employees and officers (hereinafter the “Seller” or the “Company”), and Onyx Capital Tequila Partners IV LLC DBA KAT Fabricators and all subsidiaries and affiliates or “designee” located at 3424 Dilido Rd Dallas, TX 75228 (hereinafter the “Buyer”).

RECITALS:

WHEREAS, Seller is the owner of 100% of the Assets of Company a Texas Limited Liability Corporation;

WHEREAS, Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, certain assets of the Company Assets (the “Assets”), upon the terms and conditions set forth herein.

WHEREAS, Seller and Buyer have agreed the closing date shall be September 1, 2024 and the closing shall be held at noon (“12pm”) at 3424 Dilido Rd Dallas, TX 75228 or at a place, and/or an earlier date and/or a different time as agreed to by Seller and Buyer.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

AGREEMENT:

1.	Purchase and Sale. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller all (100%) of the customers/clients, all open contracts not completed, all contracts with work in progress, all material inventory that was purchased by Company and is associated with either a work in progress job or a new contract that has yet to be started, all accounts receivables on any work in process jobs billed but not collected and on any new contracts billed but not collected, job estimates in process and job estimates issued but not closed, customer records, transferable licenses, business name(s), telephone number(s), contract rights, trade secrets, patents, intellectual property, web sites and domain names, email addresses from the Company hereinafter (“the Assets”) in exchange for payment of the Purchase Price by Buyer to Seller. Effective only upon and as of the Closing Date, Seller hereby assigns and transfers 100% of Seller’s right, title and interest in the Assets to Buyer. Seller’s accounts receivables on any completed and installed jobs not yet collected, cash, equipment, goodwill, furniture, fixtures, all liabilities and deposits, are not included among the Assets to be sold/purchased.

2.	Purchase Price. The purchase price for the Units (the “Purchase Price”) shall be payable as follows:

(a) Purchase Price will be based on 1.3 multiple of Gross Profit (“GP”), as calculated under standard Generally Accepted Accounting Practices (“GAAP”), of all closed jobs, closed jobs defined as contracted, fabricated and installed, introduced by Goodall and delivered to KAT over a 12-month period-of-time beginning upon the closing date and ending August 31, 2025. The 12-month period-of-time will be the “Evaluation Period”.

(b) At Goodall’s discretion Goodall my choose to take the proceeds from the Purchase Price in the form of cash, stock or a combination thereof.

i.	If Seller takes the Purchase Price in cash the payout of the Purchase Price proceeds will be made as 25% on or before October 15, 2025 and then 25% every 12 months thereafter until the Total Purchase Price is paid.

ii.	If Goodall chooses to take stock in KAT for some or all of the Total Purchase Price then KAT will receive an independent valuation and Goodall will receive it’s pro-rata share of the value of KAT at the end of the Valuation Period.

(c) Qualifying GP is any GP attributed to a client introduced or delivered to KAT from Company that Buyer contracts for more than 1 job over the Evaluation Period. One-off jobs are not part of the calculated Total Purchase Price.

(d) If both Company and Buyer have contracted and completed a job for the same client within the last 12 months then Company will receive credit for its pro-rata share of the GP of that client for the Evaluation Period.

3.	Other Terms. Buyer to pay Seller a percentage of the GP of jobs delivered by Seller to Buyer, completed and installed, and invoiced amount being collected during the Evaluation Period (hereinafter “Commission Payment”). The Commission Payment will be based on the Following schedule: 0-19.9% GP = $0 Commission Payment to Seller unless otherwise agreed by Seller and Buyer; 20 – 20.99% GP = 10% Commission Payment from Buyer to Seller; 30 – 30.99% GP = 15% Commission Payment from Buyer to Seller and 40% GP and above = 20% Commission Payment from Buyer to Seller. All Commission Payments owed to Seller by Buyer during a calendar month will be paid by the 15th of the following calendar month.

(a) During the Evaluation Period the Company hereby represents and promises to give all stone fabrication opportunities solely and exclusively to Buyer.

(b) Buyer to attempt to set up Company’s installers into separate company or give the Company’s installers an opportunity to work under Buyer’s current installation group. If any Company installers do either get setup as a separate company or go to work for Buyer’s current installation group then Buyer agrees to:

(i)	Give them the same price sheet to work with as Buyer’s current installation group and

(ii)	To give Company’s installers any and all contracted jobs delivered to Buyer from Company.

(c) Buyer will offer Company’s Project Manager and Assistant Project Manager positions at Buyer. Company agrees to allow Buyer, upon execution of this document, to enter into discussions and/or employment agreements with any and all personnel of Seller’s that Buyer may want to extend an offer to.

(d) Buyer, in Buyer’s sole discretion, can except or decline any new opportunity delivered to Buyer by Seller during the Evaluation Period.

(e) Buyer to provide all working capital needed for all costs of any new opportunities brought to Buyer from Seller during the Evaluation Period.

(f) Seller agrees to not compete in the stone fabrication business within a 60 mile radius of Dallas, TX for a term of 5 years from the execution of this Agreement.

4.	Effective Date; Closing. Provided that the conditions to closing set forth herein have been satisfied or, if waivable, have been waived in accordance herewith, the closing of the transactions contemplated herein (the “Closing”) shall be held via e-mail or such other place as agreed to between Seller and Buyer. The date on which the Closing will occur is September 1, 2024 the “Closing Date” unless the Buyer and the Seller agree to a different time and/or date earlier than September 1, 2024. The occurrence of the Closing is subject to the following conditions: (i) delivery of this Agreement, executed by Seller and Buyer.

5.	Seller’s Representations. Seller represents and warrants to Buyer that:

(a) Seller owns good and marketable title to the Assets, free and clear of all security interests, pledges, liens and encumbrances. The Assets shall be transferred and delivered to Buyer free and clear of all security interests, pledges, liens and encumbrances.

(b) Seller has all necessary power and authority to sell, transfer and deliver the Assets to Buyer and to enter into this Agreement and perform its obligations under this Agreement. Seller is the lawful record and beneficial owner of all of the Assets.

(c) Neither the execution and delivery of this Agreement or the Assignment Separate from Certificate, nor the consummation of the transactions contemplated by this Agreement, conflicts with, will result in a breach of, or constitutes a default under (upon the giving of notice or lapse of time or both) any agreement, contract, lease, license, instrument or other arrangement to which Seller is a party or by which Seller is bound or to which the Assets are subject.

(d) This Agreement, assuming valid execution by both parties, is binding upon and enforceable against Seller in accordance with its terms.

6.	Buyer’s Representations. Buyer represents and warrants to Seller that:

(a) Buyer has all necessary power and authority to enter to acquire the Assets, pay the Purchase Price and enter into this Agreement and perform its obligations under this Agreement. The person signing this Agreement on behalf of Buyer has the right and authority to enter into this Agreement. The execution and delivery of this Agreement or any other document in connection with the transactions contemplated by this Agreement will not violate any provision of Buyer’s organizational documents or of any regulations or laws to or by which Buyer is bound. This Agreement has been duly authorized, executed and delivered by Buyer, is a valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms.

(b) Buyer has adequate financial resources to purchase the Assets. Buyer is solvent, has not made an assignment for the benefit of creditors and has not filed any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, nor has any such proceeding been instituted by or against Buyer.

(c) Buyer is an experienced, knowledgeable and sophisticated investor, and has entered into this Agreement with the intention of making and relying solely upon its own investigation of the physical, economic and legal conditions of the Company and its value.

(d) There is no contract to which Buyer is a party or that is binding on Buyer, which is in conflict with this Agreement. To Buyer’s knowledge, there is no action or proceeding pending or threatened against Buyer, which challenges or impairs Buyer’s ability to execute or perform its obligations under this Agreement.

(e) Neither the execution and delivery of this Agreement or the Assignment Separate from Certificate, nor the consummation of the transactions contemplated by this Agreement, conflicts with, will result in a breach of, or constitutes a default under (upon the giving of notice or lapse of time or both) any agreement except for the lease of the premises, contract, license, instrument or other arrangement to which Buyer is a party or by which Buyer is bound.

(f) Except as expressly set forth in Section 5 of this Agreement, the Assets are sold, transferred, and assigned to Buyer as is, where is and without representation or warranty, express or implied, of any kind.

(g) Buyer has received all of the information that it has requested from the Company and that it considers necessary or appropriate for deciding whether to acquire the Assets. Buyer has had an opportunity to ask questions of, and to receive answers from, the Company regarding the Units and the financial condition of the Company, and to obtain any additional information necessary to verify the accuracy of the information given to Buyer.

(h) This Agreement, assuming valid execution by both parties, is binding upon and enforceable against Buyer in accordance with its terms.

(i) The Buyer hereby agrees that ownership of the Assets shall carry with it an obligation to be bound by the terms and conditions in the Operating Agreement. Buyer hereby agrees to be bound by the terms and conditions of the Operating Agreement.

7.	Miscellaneous.

(a) Entire Agreement. This Agreement, the exhibits and schedules hereto, and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter. Upon a breach of this Agreement, either party may initiate action to enforce this Agreement and pursue any and all remedies available hereunder or pursuant to law or regulation. The prevailing party shall be entitled to reasonable attorneys’ fees, costs and pre- and post-judgment interest at the applicable statutory rate.

(b) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, except that neither party may assign its obligations hereunder without the prior written consent of the other parties hereto. Any assignment in contravention of this provision shall be null and void.

(c) Indemnification. Each party agrees that each party has entered into this Agreement in reliance on the representations and warranties made by the other party and that each party shall indemnify for any and all losses, expenses and other damages incurred by the other party due to untrue statements of representations or warranties at the time when they are made by one party. Each party also agrees that in the event that one party cannot accomplish the purpose for which such party has entered into this Agreement due to the breach of representations or warranties by the other party, the Buyer or the Seller may immediately terminate this Agreement.

(d) Expenses. Except as provided herein, Seller shall pay all fees and expenses incurred by Seller in connection with this Agreement and the transactions contemplated, and Buyer shall pay all fees and expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby.

(e) Waiver; Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto; this written form requirement can only be changed in writing.

(f) Confidentiality. Seller and Buyer shall keep this Agreement confidential and shall not disclose the existence or content of this Agreement to any other party without each other’s prior written consent, except as required; provided, however, that nothing in this Section 6(f) shall be deemed to prohibit any party hereto from making any disclosure that its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by law.

(g) Severability. If one or more provisions of this Agreement are held to be invalid or unenforceable under applicable law, such provision shall be excluded from this Agreement and the validity and enforceability of the balance of the Agreement shall not be affected and shall interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(h) Governing Law and Venue. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Texas, without giving effect to conflicts of laws principles. The state and federal courts in the State of Texas Dallas County shall have exclusive jurisdiction over disputes between the parties hereto related to or connected with this Agreement, to which jurisdiction the parties hereby consent.

*SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

Onyx Capital Tequila Partners IV LLC DBA: KAT Fabricators

By:	/s/ Robert Finley
Print Name:	Robert Finley
Title:	Managing Member
Address of Buyer:	3424 Dilido Rd. Dallas, TX 75228

SELLER:

Goodall Distributors Inc.

By:	/s/ Andrew Simmons
Print Name:	Andrew Simmons
Title:	Principal
Address of Seller:	11221 Gemini Lane Dallas, TX 75229

Goodall Distributors Inc.

By:	/s/ Trent Simmons
Print Name:	Trent Simmons
Title:	Principal
Address of Seller:	11221 Gemini Lane Dallas, TX 75229